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                                                                                                 Exhibit 12

                                     THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 2000 AND FOR THE
                                   TWENTY-SIX WEEKS ENDED JULY 29, 2000, AND JULY 31, 1999


(Dollars in millions)

                                                     26 Weeks Ended                       Fiscal Year Ended
                                                  July 29,    July 31,   Jan. 29,   Jan. 30,  Jan. 31,   Feb. 1,     Feb. 3,
                                                    2000        1999       2000       1999      1998        1997      1996
Earnings Available for Fixed Charges:
Pretax earnings from continuing
 operations                                        $   425      $   460  $  1,523   $  1,395  $  1,279   $ 1,232     $  1,160
Fixed charges (excluding interest
 capitalized and pretax preferred
 stock dividend requirements)                          183          174       346        344       363       346          317
Dividends on ESOP Preference Shares                    (12)         (12)      (24)       (25)      (26)      (26)         (28)
Capitalized interest amortization                        4            4         7          7         6         6            5
                                                       600          626     1,852      1,721     1,622     1,558        1,454

Fixed Charges:
Gross interest expense (a)                         $   180      $   169  $    340   $    339  $    353   $   341     $    316
Interest factor attributable to
 rent expense                                           12           11        22         21        23        22           20
                                                       192          180       362        360       376       363          336

Ratio of Earnings to Fixed Charges                     3.1          3.5       5.1        4.8       4.3       4.3          4.3


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

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